Item 77C - SCUDDER RREEF REAL ESTATE FUND II, INC.

Registrant incorporates by reference its Proxy Statement dated June 29, 2005, filed on May 11, 2005 (Accession No. 0000950123-05-006141).

Stockholder Meeting Results:

The Annual Meeting of Stockholders (the "Meeting") of Scudder
RREEF Real Estate Fund II, Inc. (the "Fund") was held on June 29, 2005, at the offices of Deutsche Investment Management Americas Inc. (part of Deutsche Asset Management), 280 Park Avenue, New York,
NY 10017. At the Meeting, the following matters were voted upon by the stockholders (the resulting votes are presented below).

Matters to be Voted on by all Stockholders:

1.	To elect two Directors of the Fund as Class II Directors to hold office for a term of three years, and until their respective successors have been duly elected and qualified:


Number of Votes:
Directors
For
Withheld
Joseph R.
Hardiman
29,423,988
288,680
Richard J.
Herring
29,434,361
278,307

Matters to be Voted on by Holders of Preferred Stock:

2.	To elect one Director of the Fund as a Class II Director to hold office for a term of three years, and until his successor has been duly elected and qualified.


Number of Votes:
Director
For
Withheld
Graham E.
Jones
10,374
49

T:\NSAR\JunDec\RreefII\Item 77C RREEF II.doc